Exhibit 5.1

November 25, 2019

Performance Food Group Company
12500 West Creek Parkway
Richmond, Virginia 23238

Re:	Performance Food Group Company
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Performance Food Group Company, a Delaware corporation (the “Company”), in connection with the Underwriting Agreement, dated November 20, 2019 (the “Underwriting Agreement”), among Credit Suisse Securities (USA) LLC, as representative of the several Underwriters named therein (the “Underwriters”), Credit Suisse Capital LLC, as forward seller (in such capacity, the “Forward Seller”) and as forward purchaser (in such capacity, the “Forward Purchaser”) and the Company, relating to the sale by the Forward Seller to the Underwriters of 11,638,000 shares (the “Securities”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), including 1,518,000 shares of Common Stock sold by the Forward Seller to the Underwriters at the Underwriters’ option (the “Option”). In connection with the sale of the Securities from the Forward Seller, the Forward Purchaser has entered into a letter agreement, consisting of a confirmation (which incorporates the terms of the 2002 ISDA Master Agreement, the 2000 ISDA Definitions and the 2002 ISDA Equity Derivatives Definitions, referred to therein) dated November 20, 2019 with the Company (the “Forward Sale Agreement” and, together with the Underwriting Agreement, the “Transaction Documents”), pursuant to which the Company has agreed to issue, and the Forward Purchaser has agreed to purchase (subject to the Company’s right to elect cash settlement or net share settlement), up to 11,638,000 shares of Common Stock, including 1,518,000 shares of Common Stock sold by the Forward Seller to the Underwriters pursuant to the Option. The shares of Common Stock issuable by the Company pursuant to the Underwriting Agreement or the Forward Sale Agreement, as the case may be, are collectively referred to herein as the “Forward Sale Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

Performance Food Group Company
November 25, 2019

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)          the registration statement on Form S-3 (File No. 333-234758) of the Company relating to the Securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on November 18, 2019 under the Securities Act of 1933 (the “Securities Act”) allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)          the prospectus, dated November 18, 2019 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)          the preliminary prospectus supplement, dated November 18, 2019 (together with the Base Prospectus, the “Preliminary Prospectus”) relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)          the prospectus supplement, dated November 20, 2019 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e)          an executed copy of the Underwriting Agreement;

(f)          an executed copy of the Forward Sale Agreement;

(g)          an executed copy of a certificate of A. Brent King, Senior Vice President, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(h)          a copy of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), certified by the Secretary of State of the State of Delaware as of November 25, 2019, and certified pursuant to the Secretary’s Certificate;

(i)          a copy of the Company’s Amended and Restated By-laws, as amended and in effect as of the date hereof (the “By-laws”), certified pursuant to the Secretary’s Certificate;

(j)          a copy of certain resolutions of the Board of Directors of the Company, adopted on August 8, 2019, and certain resolutions of the Equity Pricing Committee thereof, adopted on November 18, 2019, certified pursuant to the Secretary’s Certificate; and

(k)         executed notice to the Company, dated November 22, 2019, of exercise in full of the Option.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

Performance Food Group Company
November 25, 2019

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Transaction Documents.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Forward Sale Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, if and when issued and sold in accordance with the applicable Transaction Documents, will be validly issued, fully paid and nonassessable.

In addition, in rendering the foregoing opinions we have assumed that:

(a)          prior to the issuance of any Forward Sale Shares, the Charter will not be amended, restated, supplemented or otherwise modified, and the issuance of any Forward Sale Shares pursuant to the Forward Sale Agreement will not result in the total number of outstanding shares of Common Stock exceeding the total number of authorized shares of Common Stock pursuant to the Charter; and

(b)          the issuance of the Forward Sale Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Charter, the By-laws or those agreements or instruments expressed to be governed by the laws of the State of Delaware or the State of New York which are listed in Part II of the Registration Statement or the Company’s most recent Annual Report on Form 10-K).

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

LKB